Exhibit 10.4

Second Amended and Restated Exclusive Option Agreement

This Second Amended and Restated Exclusive Option Agreement (hereinafter referred to as “this Agreement”) is made by the Parties below on May 26, 2017 in Beijing, the People’s Republic of China (“China”):

Party A:	OptAim (Beijing) Information Technology Co., Ltd. , a limited liability company incorporated and existing under the laws of China, with its registered office at RoomC-1503-032, Building 1, Zhongguancun East Road No.18, Haidian District, Beijing;

Party B:	Tang Jian , a Chinese citizen with the ID No. 432922197608190035;

Jiao Jie , a Chinese citizen with the ID No. 230103198009280023; and

Party C:	Beijing OptAim Network Technology Co., Ltd. , a limited liability company incorporated and existing under the laws of China, with its registered office at No. 2#9A, Building No. 3, Zhichun Road No. 48, Haidian District, Beijing.

In this Contract, Party A, Party B, and Party C are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

Whereas,

1.	the two persons composing Party B jointly holds 100% of the equity interest in Party C, of which, Tang Jian holds 49% of the equity interest in Party C and Jiao Jie holds 51% of the equity interest in Party C;

2.	Party B intends to grant Party A the irrevocable and exclusive option to purchase all the equity interest in Party C;

3.	Party A, Party B and Party C concluded an Amended and Restated Exclusive Option Agreement (“Original Agreement”) on July 24, 2015 to grant Party A the irrevocable and exclusive option to purchase all equity interest in Party C;

4.	the Parties, upon consensus through negotiation, agree to amend and restate the Original Agreement. This Agreement, upon execution by the Parties, will replace the Original Agreement, the provisions of this Agreement will apply to the manners under the Original Agreement, and the Original Agreement will terminate; and

5.	Party A, Party C, and Zhiyunzhong (Shanghai) Technology Co., Ltd. entered into and concluded the Exclusive Business Cooperation Agreement (the “Exclusive Business Cooperation Agreement”) on January 16, 2015. Party A signed and entered into the Second Amended and Restated Equity Pledge Agreement (“Equity Pledge Agreement”) with Party B and Party C on May 26, 2017. Tang Jian and Jiao Jie of Party B executed the Power of Attorney respectively for granting authority to Party A on May 26, 2017 (“Power of Attorney”, collectively referred to as “Control Agreements” together with the Exclusive Business Cooperation Agreement, the Equity Pledge Agreement, and this Agreement).

Second Amended and Restated Exclusive Option Agreement

Therefore, upon mutual negotiation and consensus, the Parties have reached the following agreement:

1.	Sale and Purchase of Equity Interest

1.1	Grant of Option

Party B hereby irrevocably grants Party A an irrevocable and exclusive option (“Equity Interest Purchase Option”) to purchase, or designate one or more persons (each, a “Nominee”, who shall be approved by shareholders of Party A) to purchase the equity interest in Party C held by Party B now or in the future once or at multiple times at any time in part or in whole at Party A’s sole and absolute discretion and at the price described in Article 1.3 herein. Except for Party A and the Nominee(s), no other person shall be entitled to the Equity Interest Purchase Option or other rights with respect to the equity interests of Party B. Party C hereby agrees to the grant by Party B of the Equity Interest Purchase Option to Party A. The term “person” as used herein and in this Agreement shall refer to individuals, corporations, joint ventures, partnerships, enterprises, trusts or non-corporate organizations.

For avoidance of doubt, Party A may exercise any right hereunder, including the Equity Interest Purchase Option, at any time upon execution and effectiveness of this Agreement. To the full extent permitted by the laws of China, when Party B is died or loses his/her capacity for civil conduct, Party A has the right to exercise the rights hereunder, including the Equity Interest Purchase Option, against Party B or his/her lawful successors or agents.

1.2	Steps for Exercise of Equity Interest Purchase Option

Subject to the provisions of the laws and regulations of China, Party A may exercise the Equity Interest Purchase Option by issuing a written notice to Party B (“Equity Interest Purchase Option Notice”), specifying (a) Party A’s or its Nominees’ decision to exercise the Equity Interest Purchase Option; (b) the portion of equity interests to be purchased by Party A or its Nominee(s) from Party B (“Purchased Equity Interest”); and (c) the date of purchasing the Purchased Equity Interest/the date of transfer of the Purchased Equity Interest.

1.3	Equity Interest Purchase Price and Payment

Unless appraisal is required by the laws of China at the time when Party A exercises the Equity Interest Purchase Option, the purchase price of the Purchased Equity Interest (“Equity Interest Purchase Price”) shall be RMB 100 or the lowest price permitted by the laws of China. Party A shall pay the Equity Interest Purchase price to the designated account of Party B within seven (7) days from the date when the Purchased Equity Interest are officially transferred to Party A, with necessary taxes on the Equity Interest Purchase Price deducted or withheld in accordance with the laws of China.

1.4	Transfer of Purchased Equity Interest

For each exercise of the Equity Interest Purchase Option:

1.4.1	Party B shall cause Party C to promptly convene a shareholders’ meeting, at which a resolution shall be adopted approving Party B’s transfer of the Purchased Equity Interest to Party A and/or its Nominee(s);

Second Amended and Restated Exclusive Option Agreement

1.4.2	Party B shall obtain written statements from other shareholder of Party C giving consent to the transfer of the Purchased Equity Interest to Party A and/or its Nominee(s) and waiving any right of first refusal related thereto.

1.4.3	Party B shall execute an equity interest transfer contract with respect to each transfer (each referred to as a “Transfer Contract”) with Party A and/or the Nominee (if applicable), in accordance with the provisions of this Agreement and the Equity Interest Purchase Option Notice regarding the Purchased Equity Interest;

1.4.4	The relevant Parties shall execute all the other necessary contracts, agreements or documents (including but not limited to amendments to articles of associations of companies), obtain all necessary government licenses and permits (including but not limited to business licenses of companies), and take all necessary actions to transfer valid ownership of the Purchased Equity Interest to Party A and/or the Nominee, unencumbered by any security interests and to cause Party A and/or the Nominee to become the registered owner of the Purchased Equity Interest. For the purpose of this Article 1.4.4 and this Agreement, “security interests” shall include securities, mortgages, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, ownership retention, or other security arrangements. For the purpose of clarity, such security interests shall exclude any security interest created under this Agreement, Party B’s Equity Pledge Agreement, and Party B’s Power of Attorney. “Party B’s Equity Pledge Agreement” as used in this Article 1.4.4 and this Agreement shall refer to the Second Amended and Restated Equity Pledge Agreement executed by Party A, Party B, and Party C on May 26, 2017 and any modification, amendment, or restatement thereto. “Party B’s Power of Attorney” as used in this Article 1.4.4 and this Agreement shall refer to the Power of Attorney executed by Tang Jian and Jiao Jie composing Party B respectively on May 26, 2017 to grant Party A the power of attorney and any modification, amendment, or restatement thereto.

2.	Covenants

2.1	Covenants regarding Party C

Party B (as the shareholders of Party C) and Party C hereby covenant as follows:

2.1.1	Without the prior written consent of Party A, they shall not in any manner supplement, change, or amend the articles of association or bylaws of Party C, increase or decrease its registered capital, or change its structure of registered capital in other manners;

2.1.2	They shall maintain Party C’s corporate existence in accordance with good financial and business standards and practices, prudently and effectively operate its business and handle its affairs, and cause Party C to perform the obligations under the Exclusive Business Cooperation Agreement concluded on January 16, 2015;

2.1.3	Without the prior written consent of Party A, they shall not, at any time following the date hereof, sell, transfer, mortgage, or dispose of in any manner the legal or beneficial interest in any asset, business or revenues of Party C or allow the creation of any security interest thereon;

Second Amended and Restated Exclusive Option Agreement

2.1.4	After the legal liquidation as described in Article 3.6, Party B will pay any residual value collected on the basis of non-two-way payment to Party A in full amount or cause such payment. If such payment is prohibited by the laws of China, Party B shall make such payment to Party A or the party designated by Party A to the extent permitted by the laws of China;

2.1.5	Without the prior written consent of Party A, they shall not incur, inherit, guarantee or permit the existence of any debt, except (i) debts incurred in the ordinary course of business other than through loans; and (ii) debts disclosed to Party A for which Party A’s written consent has been obtained;

2.1.6	They shall always operate all of Party C’s businesses during the ordinary course of business to maintain the asset value of Party C and refrain from any action/omission that may affect Party C’s operating status and asset value;

2.1.7	Without the prior written consent of Party A, they shall not cause Party C to execute any major contract, except the contracts concluded in the ordinary course of business (for purpose of this Article 2.1.7, a contract with a price exceeding RMB 100,000 shall be deemed a major contract);

2.1.8	Without the prior written consent of Party A, they shall not cause Party C to provide any person with any loan or credit or security in any form;

2.1.9	They shall provide Party A with information on Party C’s business operations and financial condition at Party A’s request;

2.1.10	If requested by Party A, they shall take out and maintain insurance in respect of Party C’s assets and business from an insurance carrier acceptable to Party A, in an amount and type of coverage typical for companies that operate similar businesses;

2.1.11	Without the prior written consent of Party A, they shall not cause or permit Party C to merge, consolidate with, acquire or invest in any person, or cause or permit Party C to sell its assets whose value is more than RMB 100,000;

2.1.12	They shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration, or administrative proceedings relating to Party C’s assets, business, or revenue;

2.1.13	To maintain the ownership by Party C of all of its assets, they shall execute all necessary or appropriate documents, take all necessary or appropriate actions, and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

2.1.14	Without the prior written consent of Party A, they shall ensure that Party C shall not in any manner distribute dividends to its shareholders, provided that upon Party A’s written request, Party C shall immediately distribute all distributable profits to its shareholders;

2.1.15	At the request of Party A, they shall appoint any person designated by Party A as the director of Party C and/or dismiss the incumbent directors of Party C ; and

2.1.16	Unless otherwise required by laws of China, Party C shall not be dissolved or liquidated without prior written consent of Party A.

Second Amended and Restated Exclusive Option Agreement

2.2	Acknowledgements and Covenants of Party B

Party B hereby acknowledges that:

2.2.1	To the maximum extent allowed by the laws of China, any equity interest that Party B holds now or in future in Party C is not community property or inheritable property of Party B, and Party B shall not assume debt settlement liability or security liability for any third party with the equity interest he/she hold in Party C. Where such equity interests are divided, transferred, or inherited for any reason, the successor(s) or assignee(s) shall execute all documents required by Party A (including but not limited to this Agreement, the Equity Pledge Agreement, and the Power of Attorney).

Party B hereby covenants as follows:

2.2.2	Without the prior written consent of Party A, Party B shall not sell, transfer, mortgage, or dispose of in any other manner any legal or beneficial interest in the equity interests in Party C held by Party B, or allow the creation of any security interest thereon, except for the pledge created on these equity interests in accordance with Party B’s Equity Pledge Agreement;

2.2.3	Party B shall not require Party C to distribute dividends or make profit distribution in any other manner in respect of the equity interest in Party C that Party B holds, propose any matter in relation thereto for approval at the shareholders’ meeting, or vote for such matter proposed for approval at the shareholders’ meeting. Where Party B receives any revenue, profit distribution, or dividend from Party C, Party B shall immediately pay such revenue, profit distribution, or dividend to Party A or the designated party of Party A or transfer to their accounts as the service fees payable from Party C to Party A under the Exclusive Business Cooperation Agreement for the interest of Party C to the extent permitted by the laws of China;

2.2.4	Party B shall cause the shareholders’ meeting and/or the board of directors of Party C not to approve the sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in the equity interests in Party C held by Party B, or allow the creation of any security interest thereon, without the prior written consent of Party A, except for the pledge created on these equity interests in accordance with Party B’s Equity Pledge Agreement;

2.2.5	Party B shall cause the shareholders’ meeting or the board of directors of Party C not to approve the merger or consolidation with any person, or the acquisition of or investment in any person, without the prior written consent of Party A;

2.2.6	Party B shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration, or administrative proceedings relating to the equity interests in Party C held by Party B;

2.2.7	Party B shall cause the shareholders’ meeting or the board of directors of Party C to vote their approval of the transfer of the Purchased Equity Interest as set forth in this Agreement and to take any and all the other actions that may be requested by Party A;

Second Amended and Restated Exclusive Option Agreement

2.2.8	To maintain Party B’s ownership of his/her equity interests in Party C, Party B shall execute all necessary or appropriate documents, take all necessary or appropriate actions, and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

2.2.9	Party B shall appoint any nominee of Party A as director of Party C, at the request of Party A;

2.2.10	At the request of Party A at any time, Party B shall promptly and unconditionally transfer their equity interests in Party C to Party A’s Nominee in accordance with the Equity Interest Purchase Option under this Agreement, and Party B hereby waives the right of first refusal to the respective equity interest transferred by another existing shareholder of Party C (if any); and

2.2.11	Party B shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by Party B, Party C and Party A, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof. If Party B retains any additional rights other than those provided for under this Agreement, Party B’s Equity Pledge Agreement, and the Power of Attorney issued to Party A as the beneficiary, Party B shall not exercise such rights unless otherwise directed by Party A in writing.

3.	Representations and Warranties

Party B and Party C hereby represent and warrant to Party A, jointly and severally, as of the date of this Agreement and each date of transfer of the Purchased Equity Interest that:

3.1	They have the authority to enter into and deliver this Agreement and any share transfer contracts to which they are parties concerning the Purchased Equity Interest to be transferred thereunder, and to perform their obligations under this Agreement and any transfer contract. Party B and Party C agree to execute transfer contracts consistent with the terms of this Agreement upon Party A’s exercise of the Equity Interest Purchase Option. This Agreement and the transfer contracts to which they are parties constitute or will constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions thereof;

3.2	The execution and delivery of this Agreement or any transfer contract and the obligations under this Agreement or any transfer contract shall not: (i) cause any violation of any applicable laws of China; (ii) be inconsistent with the articles of association, bylaws or other organizational documents of Party C; (iii) cause the violation of any contracts or instruments to which they are a party or which are binding on them, or constitute any breach under any contracts or instruments to which they are a party or which are binding on them; (iv) cause any violation of any condition for the grant and/or continuing effectiveness of any licenses or permits issued to either of them; or (v) cause the suspension or revocation of or imposition of additional conditions on any licenses or permits issued to either of them;

3.3	Party B has a good and merchantable title to the equity interests in Party C they hold. Except for Party B’s Equity Pledge Agreement, Party B has not placed any security interest on such equity interests;

Second Amended and Restated Exclusive Option Agreement

3.4	Party C has a good and merchantable title to all of its assets and has not created any security interest on the aforementioned assets;

3.5	Party C does not have any outstanding debts, except (i) the debts incurred in the ordinary course of business; and (ii) the debts disclosed to Party A for which Party A’s written consent has been obtained;

3.6	Where Party C is dissolved or liquidated in accordance with the requirements of the laws of China, Party C shall sell all of its assets to Party B or other qualified subject designated by Party A to the extent permitted by laws of China and at the lowest price permitted by the laws of China. Party C, subject to the applicable laws of China in force, will exempt Party A or its designated qualified subject from any obligation of payment incurred therefrom; any proceeds obtained from any of such transactions, subject to the applicable laws of China in force, shall be paid to Party A or any qualified subject designated by Party A as a part of the service fees under the Exclusive Business Cooperation Agreement;

3.7	Party C has complied with all laws and regulations of China applicable to asset acquisitions; and

3.8	There are no pending or threatened litigation, arbitration or administrative proceedings relating to the equity interests in Party C, assets of Party C or Party C.

4.	Effective Date

This Agreement shall become effect as of the date of official execution of this Agreement by the Parties and shall remain effective until all the equity interests held by Party B in Party C have been legally transferred to Party A or its Nominee in accordance with this Agreement.

5.	Governing Law and Dispute Resolution

5.1	Governing Law

The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the formally published and publicly available laws of China.

5.2	Methods of Dispute Resolution

Any dispute arising out of interpretation and performance of this Agreement shall be first settled by the Parties through friendly consultation. If the dispute cannot be settled within thirty (30) days after any Party requests other Parties to settle such dispute through consultation, any Party may submit the dispute to China International Economic and Trade Arbitration Commission to be arbitrated in accordance with rules of arbitration in force. The place of arbitration shall be Beijing and the language of arbitration shall be Chinese. The arbitration award shall be final and binding on the Parties.

6.	Taxes and Fees

Each Party shall pay any and all transfer and registration taxes, expenses and fees incurred thereby or levied thereon in accordance with the laws of China in connection with the preparation and execution of this Agreement and the transfer contracts, as well as the consummation of the transactions contemplated under this Agreement and the transfer contracts.

Second Amended and Restated Exclusive Option Agreement

7.	Notices

7.1	All notices and other communications required or permitted hereunder shall be sent to the following addresses by personal delivery, postage-prepaid registered mail, commercial express delivery or fax. A confirmation shall be sent by email with respect to each notice. Such notices shall be deemed validly delivered according to the following provisions:

7.1.1	Where a notice is sent by personal delivery, express delivery or postage-prepaid registered mail, it will be deemed delivered when the notice is sent to or rejected at the designated address of the recipient; and

7.1.2	Where a notice is sent by fax, it will be deemed delivered when the notice is transmitted successfully, evidenced by the information of transmission confirmation automatically generated.

7.2	For the purpose of notice, addresses of the Parties are as follows:

Party A: OptAim (Beijing) Information Technology Co., Ltd.

Address: RoomC-1503-032, Building 1, Zhongguancun East Road No.18, Haidian District, Beijing

Addressee: Tang Jian

Tel: 010-58733487

Party B: Tang Jian

Address: No. 2#1504, North Fourth Ring Road, No. 106, Chaoyang District, Beijing

Tel: 010-58733487

Party B: Jiao Jie

Address: 15/F, Hong Fu Millennium Building, King’s Road No.665, Hong Kong

Tel: +8613910905012

Party C: Beijing OptAim Network Technology Co., Ltd.

Address: No. 2#9A, Building No. 3, Zhichun Road No. 48, Haidian District, Beijing

Addressee: Tang Jian

Tel: 010-58733487

7.3	Any Party may at any time changes its address for notices by a notice delivered to other Parties in accordance with the provisions herein.

Second Amended and Restated Exclusive Option Agreement

8.	Confidentiality

The Parties acknowledge that any oral or written information exchanged between them in connection with this Contract is confidential. Each Party shall keep such information confidential, and may not disclose such information to any third party without the written consent of other Parties, except for any information (a) which is or becomes publicly available not through disclosure by the receiving Party; (b) which is required by applicable laws or any rules of stock exchange to disclose; or (c) which is required to be disclosed by either Party to its legal or financial consultant in connection with the transaction hereunder, provided that such consultant is subject to any confidentiality obligation similar to that set forth herein. If the personnel or institutions employed or engaged by either Party disclose any confidential information, it will be deemed disclosure by such Party, and such Party shall be liable for breach of this Contract. This Article 8 shall survive the termination of this Contract for whatever reasons.

9.	Further Undertakings

The Parties agree to promptly execute documents that are reasonably required for or are desirous to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are desirous to the implementation of the provisions and purposes of this Agreement.

10.	Liability for Breach of this Agreement

10.1	Where Party B or Party C materially breaches any term under this Agreement, Party A shall have the right to terminate this Agreement and/or claim damages against Party B or Party C; this Article 10 shall not prejudice any other rights of Party A hereunder;

10.2	Unless otherwise specified by laws, Party B or Party C has no right to terminate or rescind this Agreement under any circumstances.

11.	Miscellaneous

11.1	Amendment, Modification, and Supplementation

Any amendment, modification, and supplementation to this Agreement shall be made by execution of a written agreement by the Parties.

11.2	Entire Agreement

Except for the amendments, modifications, or supplementations made in writing after the execution of this Agreement, this Agreement shall constitute the entire agreement by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations, and contracts reached with respect to the subject matter of this Agreement.

11.3	Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain, or otherwise affect the meanings of the provisions of this Agreement.

11.4	Language and Copies

This Agreement is written in Chinese and is made in four (4) counterparts, and each Party executing this Agreement will hold one (1). All copies are of the same legal force.

Second Amended and Restated Exclusive Option Agreement

11.5	Severability

If one or more provisions hereof are decided as invalid, illegal or unenforceable in any respect according to any laws or regulations, the validity, legality or enforceability of other provisions hereof shall not be affected or prejudiced in any respect. The Parties shall negotiate in good faith to strive to replace such invalid, illegal or unenforceable provisions with any valid provisions to the maximum extent permitted by laws and expected by the Parties, so that the economic effect of such valid provisions shall be similar to that of such invalid, illegal or unenforceable provisions as much as possible.

11.6	Successors

This Agreement shall be binding on and shall inure to the benefit of the respective successors of the Parties and the permitted assignees of such Parties.

11.7	Survival

11.7.1	Any obligations that occur or that are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

11.7.2	The provisions of Articles 5, 7, 8, and this Article 10.8 shall survive the termination of this Agreement.

11.8	Waiver

Any Party may waive the terms and conditions of this Agreement, provided that such waiver must be provided in writing and shall require the signatures of the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

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Second Amended and Restated Exclusive Option Agreement

In witness whereof, the Parties and/or their respective legal representatives have executed this Amended and Restated Exclusive Operation Agreement as of the date first written above.

Party A

OptAim (Beijing) Information Technology Co., Ltd.

By:	/s/ Jian Tang

Name:	Tang Jian

Title:	Legal Representative

Second Amended and Restated Exclusive Option Agreement – Signature Page

In witness whereof, the Parties and/or their respective legal representatives have executed this Amended and Restated Exclusive Operation Agreement as of the date first written above.

Party B

By:	/s/ Jian Tang

Name:	Tang Jian

Second Amended and Restated Exclusive Option Agreement – Signature Page

In witness whereof, the Parties and/or their respective legal representatives have executed this Amended and Restated Exclusive Operation Agreement as of the date first written above.

Party B

By:	/s/ Jie Jiao

Name:	Jiao Jie

Second Amended and Restated Exclusive Option Agreement – Signature Page

In witness whereof, the Parties and/or their respective legal representatives have executed this Amended and Restated Exclusive Operation Agreement as of the date first written above.

Party C

Beijing OptAim Network Technology Co., Ltd.

By:	/s/ Jian Tang

Name:	Tang Jian

Title:	Legal Representative

Second Amended and Restated Exclusive Option Agreement – Signature Page